As Filed With the Securities and Exchange Commission on July 15, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

 PRO-DEX, INC.
(Exact name of registrant as specified in its charter)

Colorado	84-1261240
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

151 E. Columbine Avenue, Santa Ana, California 92707
(Address of Principal Executive Offices)    (Zip Code)

CONSULTING AGREEMENT AND WARRANT TO
PURCHASE SHARES OF COMMON STOCK FOR ROBERT HOVEE
(Full title of the plan)

Patrick Johnson
President and Chief Executive Officer
PRO-DEX, INC.
151 E. Columbine Avenue
Santa Ana, California 92707
(Name and address of agent for service)

(714) 241-4411
(Telephone number, including area code, of agent for service)

COPY TO:
Thomas J. Crane, Esq.
Rutan & Tucker, LLP
611 Anton Boulevard, Fourteenth Floor
Costa Mesa, California 92626
(714) 641-5100

Calculation of Registration Fee
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value (2)	65,000 Shares	$1.73(3)	$112,450	$10.34

(1)   This Registration Statement shall also cover any additional shares of the Registrant's Common Stock which become issuable under any of the plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)   The Registrant is registering an aggregate of 65,000 shares of its Common Stock pursuant to this Registration Statement under its Consulting Agreement with, and Warrant to Purchase Shares of Common Stock issued to, Robert Hovee. The Consulting Agreement and Warrant to Purchase Shares of Common Stock were approved by the Registrant's board of directors effective as of October 2, 2002.

(3)   Computed pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low sales price reported on the NASD's SmallCap Market on July 14, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.     Plan Information.

            Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

ITEM 2.     Registrant Information and Employee Plan Annual Information.

            Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     Incorporation of Documents by Reference.

            The following documents are incorporated by reference into this Registration Statement:

            (a)        The Registrant's Definitive Proxy Statement filed with the Commission on October 25, 2002, in connection with the Registrant's Annual Meeting of Stockholders to be held on November 25, 2002.

            (b)        The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002, filed with the Commission on October 1, 2002 (File No. 000-14942).

            (c)        All reports of the Registrant filed pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the fiscal year ended June 30, 2002.

            (d)        The description of the Registrant's securities contained in the Registrant's Registration Statement on Form 8A filed under the Securities and Exchange Act of 1934, together with any amendment or report filed for the purpose of amending or updating such description.

            All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed incorporated by reference into this Registration Statement and shall be a part hereof from the date of filing such documents.

            For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     Description of Securities.

            Not Applicable.

ITEM 5.     Interests of Named Experts and Counsel.

            Not Applicable.

ITEM 6.     Indemnification of Directors and Officers.

            The Colorado Business Corporation Act, or CBCA, requires that each director discharge his duties to Pro-Dex in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that he reasonably believes to be in the best interests of Pro-Dex. Generally, a director will not be liable to Pro-Dex or its shareholders, for any action he takes or omits to take as a director if, in connection with such action or omission, he performed the duties of his position in compliance with the standards described above.

            Our Articles of Incorporation provide that Pro-Dex may indemnify any director or officer of Pro-Dex to the full extent permitted by Colorado law. Under the CBCA, except for the situation described below, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

  the person conducted himself in good faith;

  the person reasonably believed, in the case of conduct in an official capacity with that corporation, that his conduct was in the best interests of that corporation and, in all other cases, that his conduct was at least not opposed to the best interests of that corporation; and

  in the case of any criminal proceeding, the person had no reasonable cause to believe his conduct was unlawful.

        Under the CBCA, Pro-Dex may not indemnify a director as described above:

  in connection with a proceeding by or in the right of Pro-Dex, in which the director was adjudged liable to Pro-Dex; or

  in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he derived an improper personal benefit.

            Under the CBCA, Pro-Dex is required to indemnify any director who is wholly successful on the merits or otherwise, in the defense of any proceeding to which the director was a party because the person is or was a director, against reasonable expenses incurred by him in connection with the proceeding.

            Section 2115 of the California General Corporation Law, or the California Corporations Code, provides that corporations such as Pro-Dex that are incorporated in jurisdictions other than California and that meet various tests are subject to several provisions of the California Corporations Code, to the exclusion of the law of the jurisdiction in which the corporation is incorporated. We believe that as of June 30, 2003, we met the tests contained in Section 2115. Consequently, we are subject to, among other provisions of the California Corporations Code, Section 317 which governs indemnification of directors, officers and others. Section 317 generally eliminates the personal liability of a director for monetary damages in an action brought by or in the right of Pro-Dex for breach of a director's duties to Pro-Dex or our shareholders except for liability:

  for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

  for acts or omissions that a director believes to be contrary to the best interests of Pro-Dex or our shareholders or that involve the absence of good faith on the part of the director;

  for any transaction for which a director derived an improper personal benefit;

  for acts or omissions that show a reckless disregard for the director's duty to Pro-Dex or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Pro-Dex or our shareholders;

  for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Pro-Dex or our shareholders; and

  for engaging in transactions described in the California Corporations Code or California case law which result in liability, or approving the same kinds of transactions.

        To the extent indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pro-Dex under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 7.     Exemption from Registration Claimed.

Not Applicable.

ITEM 8.     Exhibits.

4.1       Consulting Agreement dated as of October 2, 2002 between the Registrant and Robert Hovee (*)

4.2       Warrant to Purchase Shares of Common Stock dated October 2, 2002 issued by the
             Registrant to Robert Hovee (*)

5.1        Opinion of Rutan & Tucker, LLP

23.1      Consent of Rutan & Tucker, LLP (included in Exhibit 5.1)

23.2      Consent of McGladrey & Pullen, LLP

24.1      Power of Attorney (included on the signature page hereof)

*      Filed as an exhibit to the Registrant's Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2002 (File No. 000-14942) and incorporated herein by reference.

ITEM 9.     Undertakings.

            The Registrant hereby undertakes:

                (1)        file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (unless the information required by paragraphs (i) and (ii) below is contained in periodic reports filed with or furnished by the Registrant to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement):

(i)         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)       To include any additional or changed material information on the plan of distribution.

                (2)        For determining under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

                (3)        To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on July 14, 2003.

PRO-DEX, INC., a Colorado corporation By: /s/ Patrick Johnson
Patrick Johnson,
President and Chief Executive Officer

POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick Johnson his attorney-in-fact and agent, with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendment to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, including a majority of the Board of Directors, in the capacities and on the date indicated.

Signature	Title	Date

/s/ Patrick Johnson Patrick Johnson	President and Chief Executive Officer (Principal Executive Officer)	July 14, 2003

/s/ Jeffrey J. Ritchey Jeffrey J. Ritchey	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 14, 2003

/s/ George J. Isaac George J. Isaac	Secretary and Director	July 14, 2003

/s/ Michael A. Mesenbrink Michael A. Mesenbrink	Director	July 14, 2003

/s/ Ronald G. Coss Ronald G. Coss	Director	July 14, 2003

Valerio Giannini	Director	July 14, 2003

Mark P. Murphy	Director	July 14, 2003

EXHIBIT INDEX

5.1	Opinion of Rutan & Tucker, LLP
23.1	Consent of Rutan & Tucker, LLP (included in Exhibit 5.1)
23.2	Consent of McGladrey & Pullen, LLP
24.1	Power of Attorney (included on the signature page hereof)